Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333‑239035) of our report dated June 20, 2025, with respect to the statements of net assets available for benefits as of December 31, 2024 and 2023, the statement of changes in net assets available for benefits for the year ended December 31, 2024 and supplemental schedules of BancPlus Employee Stock Ownership Plan with 401(k) Provisions included in this Annual Report on Form 11‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Jackson, MS

June 20, 2025